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                                                                    EXHIBIT 8.2


                               JENKENS & GILCHRIST
                 A  P R O F E S S I O N A L  C O R P O R A T I O N

                                 FOUNTAIN PLACE
                          1445 ROSS AVENUE, SUITE 3200
                               DALLAS, TEXAS 75202            AUSTIN, TEXAS
                                                             (512) 499-3800
                                 (214) 855-4500
                            TELECOPIER (214) 855-4300        HOUSTON, TEXAS
                                                             (713) 951-3300

                                                         LOS ANGELES, CALIFORNIA
                                                             (310) 820-8800

                                                           SAN ANTONIO, TEXAS
                                                             (210) 246-5000

                                                            WASHINGTON, D.C.
                                                             (212) 326-1500






                                  May 28, 1998


CB & T, Inc.
101 E. Main Street
McMinnville, Tennessee 37110

         Re: FEDERAL INCOME TAX OPINION REQUIRED UNDER SECTION 9.1(g) OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED JANUARY 6, 1998 AMONG CB & T, INC. ("CBT"), UNION PLANTERS HOLDING CORPORATION ("HOLDINGS") AND UNION PLANTERS CORPORATION ("UPC").

Gentlemen:

         Jenkens & Gilchrist, a Professional Corporation (the "Firm"), has acted as counsel to CBT, a Tennessee corporation, in connection with the above-referenced Merger Agreement. You have requested the opinions set forth in
Section I hereof regarding the qualification of the Merger as a reorganization for federal income tax purposes. Section I of this letter (the "Opinion Letter") contains the Firm's opinion. Section II of this Opinion Letter contains limitations on the opinion. Except as otherwise provided herein, all capitalized terms herein shall have the same meaning given to them in UPC's Registration Statement on Form S-4 ("Registration Statement").

                                   I. OPINION

         Based upon our analysis of the applicable authorities and subject to the limitations set forth in Section II, the Firm is of the opinion that for federal income tax purposes:

         1. The Merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").



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         2. UPC, Holdings, and CBT will each constitute parties to such reorganization within the meaning of Section 368(b) of the Code.

         3. No gain or loss will be recognized by the shareholders of CBT who exchange all of their shares of CBT Common Stock solely for shares of UPC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in UPC Common Stock).

         4. The aggregate tax basis of the shares of UPC Common Stock received by shareholders of CBT who exchange their shares of CBT Common Stock solely for shares of UPC Common Stock in the Merger (including any fractional shares for which cash is received) will be the same as the aggregate tax basis of the shares of CBT Common Stock surrendered in exchange therefor.

         5. The holding period of the shares of UPC Common Stock to be received by shareholders of CBT in the Merger (including any fractional share for which cash is received) will include the period during which the shares of CBT Common Stock surrendered in exchange therefor were held, provided that such shares of CBT Common Stock were held as capital assets at the Effective Time.

         6. Neither CBT, UPC nor Holdings will recognize gain or loss as a consequence of the Merger.

         7. A shareholder of CBT who perfects his dissenter's rights and who receives payment of the fair market value of his shares of CBT Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code.

                                 II. LIMITATIONS

         1. Except as otherwise indicated, the opinions set forth in Section I are based upon the Code and its legislative history, the regulations promulgated thereunder, judicial decisions and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this Opinion Letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to such changes and could significantly alter the conclusions reached in this Opinion Letter. There is no assurance that legislative, judicial or administrative changes will not occur in the future. The Firm assumes no obligation to update or modify this Opinion Letter to reflect any developments that may occur after the date of this Opinion Letter.

         2. The opinions set forth in Section I are not binding on the Internal Revenue Service or the courts. Additionally, the Firm's opinions set forth herein are dependent upon the accuracy of the representations contained in the representation letters signed by officers of UPC and CBT and provided to the Firm. The Firm has relied upon these representations and any inaccuracy



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therein could adversely affect the opinions stated in Section I. Also, the Firm assumes that the representations will be accurate in all respects material hereto as of the Effective Time.

         3. In connection with this Opinion Letter, the Firm has examined originals or copies, certified or otherwise identified, of such documents and records and such statutes, regulations and other instruments as it deemed necessary or advisable for the purposes of the opinions set forth herein, including (i) UPC's Registration Statement on Form S-4, (ii) the Proxy Statement/Prospectus contained therein, and (iii) the Merger Agreement. The Firm has assumed that all signatures on all documents presented to it are genuine, that all documents submitted to it as originals are accurate originals thereof, that all information submitted to it is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by it are competent to execute and deliver such documents.

         4. The Firm is expressing its opinions only as to those matters expressly set forth in Section I. No opinion should be inferred as to any other matters.

         5. This Opinion Letter may be filed as an exhibit to the Registration Statement. Consent also is given to the disclosure and summarization of this opinion in the Registration Statement, including in the Proxy Statement/ Prospectus included therein, and the reference to the Firm under the caption "Legal Matters" in the Proxy Statement/Prospectus as having rendered the opinion in the " Terms of the Merger - Certain Federal Income Tax Consequences" section of such Proxy Statement/Prospectus. In giving this consent, the Firm does not thereby admit that it comes into the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission promulgated thereunder.

                                             Respectfully submitted,

                                             JENKENS & GILCHRIST,
                                             a Professional Corporation



                                             By: /s/ William P. Bowers
                                                --------------------------------
                                                 William P. Bowers, for the Firm